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                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

                      VMS National Properties Joint Venture
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                            (Name of Subject Company)

                      VMS National Properties Joint Venture
--------------------------------------------------------------------------------
                       (Name of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
--------------------------------------------------------------------------------
  (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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         The information in the Offer to Purchase of AIMCO Properties, L.P.
dated October 18, 2001 (the "Offer") and Letter to Limited Partners dated October 18, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by VMS National Properties Joint Venture, (the "Registrant"), an Illinois general partnership of which the sole general partners are VMS National Residential Portfolio I ("VMS I") and VMS National Residential Portfolio II ("VMS II"), both Illinois limited partnerships. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of VMS I and VMS II are the subject of the tender offer.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership interest of VMS National Residential Portfolio I (Exhibit 1(a) to Schedule TO of AIMCO Properties, L.P., dated October 18, 2001, is incorporated herein by reference).

         (b) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership interest of VMS National Residential Portfolio II (Exhibit 1(b) to Schedule TO of AIMCO Properties, L.P., dated October 18, 2001, is incorporated herein by reference).

         (c) Letter to Limited Partners of VMS National Residential Portfolio I dated October 18, 2001 (Exhibit 4(a) to Schedule TO of AIMCO Properties, L.P., dated October 18, 2001, is incorporated herein by reference).

         (d) Letter to Limited Partners of VMS National Residential Portfolio II dated October 18, 2001 (Exhibit 4(b) to Schedule TO of AIMCO Properties, L.P., dated October 18, 2001, is incorporated herein by reference).


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 18, 2001


                                   VMS NATIONAL PROPERTIES JOINT
                                   VENTURE, an Illinois general partnership

                                   By: VMS NATIONAL RESIDENTIAL
                                       PORTFOLIO I

                                       By: MAERIL, INC.
                                           Managing General Partner

                                       By: /s/ Patrick J. Foye
                                           ----------------------------------
                                           Executive Vice President

                                   By: VMS NATIONAL RESIDENTIAL
                                       PORTFOLIO II

                                       By: MAERIL, INC.
                                           Managing General Partner

                                       By: /s/ Patrick J. Foye
                                           ----------------------------------
                                           Executive Vice President

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                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
------            -----------

  (a)             Offer to Purchase of AIMCO Properties, L.P. for Units of
                  Limited Partnership interest of VMS National Residential
                  Portfolio I (Exhibit 1(a) to Schedule TO of AIMCO Properties,
                  L.P., dated October 18, 2001, is incorporated herein by reference).

  (b)             Offer to Purchase of AIMCO Properties, L.P. for Units of
                  Limited Partnership interest of VMS National Residential
                  Portfolio II (Exhibit 1(b) to Schedule TO of AIMCO Properties,
                  L.P., dated October 18, 2001, is incorporated herein by reference).

  (c)             Letter to Limited Partners of VMS National Residential Portfolio
                  I dated October 18, 2001 (Exhibit 4(a) to Schedule TO of AIMCO
                  Properties, L.P., dated October 18, 2001, is incorporated herein by reference).

  (d)             Letter to Limited Partners of VMS National Residential Portfolio
                  II dated October 18, 2001 (Exhibit 4(b) to Schedule TO of AIMCO
                  Properties, L.P., dated October 18, 2001, is incorporated herein by reference).

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